Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We consent to the incorporation by reference in this Registration Statement on Form N-4 our reports on Nationwide Variable Account - II and Nationwide Life Insurance Company and subsidiaries, dated March 13, 2015 and February 25, 2015, respectively, which appear in the Registration Statement on Form N-4 (File No. 333-182494). We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement on Form N-4 (File No. 333-182494), incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
February 11, 2016